Exhibit 99.1

    Actuate Reports Fourth Quarter and Fiscal Year 2003 Financial Results; Q4
            Revenues of $27.4 Million and Non-GAAP Earnings of $0.02

    SOUTH SAN FRANCISCO, Calif.--(BUSINESS WIRE)--Jan. 29, 2004--Actuate Corporation (Nasdaq:ACTU), the world leader in Enterprise Reporting Applications, today announced its financial results for the fourth quarter and fiscal year ended December 31, 2003. Revenues for the fourth quarter were $27.4 million, an increase of $1.5 million (6%) compared with the third quarter of 2003. License revenues for the fourth quarter of 2003 were $12.6 million compared with $12.2 million in the third quarter of 2003.
    On a GAAP basis, Actuate's net loss in the fourth quarter of 2003 was $1.2 million, or $0.02 per share, compared with a net loss of $645,000, or $0.01 per share, reported for the third quarter of 2003 and net income of $712,000, or $0.01 per share, reported for the fourth quarter of 2002. On a non-GAAP basis, Actuate's net income in the fourth quarter of 2003 was $1.2 million, or $0.02 per diluted share, compared with net income of $429,000, or $0.01 per diluted share, reported for the third quarter of 2003 and net income of $2.2 million, or $0.04 per diluted share, reported for the fourth quarter of 2002.
    For fiscal year 2003, total revenues were $104.5 million compared with $109.2 million during fiscal year 2002. For fiscal year 2003, net loss on a GAAP basis was $4.5 million or $0.07 per share, compared with a net loss of $25.5 million or $0.42 per share in fiscal year 2002. For fiscal year 2003, net income on a non-GAAP basis was $3.4 million or $0.05 per diluted share, compared with net income of $6.0 million or $0.10 per diluted share in fiscal year 2002.
    Non-GAAP financial measures discussed in this press release exclude the amortization of intangibles arising from acquisitions, purchased in-process research and development costs, certain legal and accounting fees and an adjustment to the tax provision. All of these expenses are included in Actuate's GAAP results.
    Cash, cash equivalents and short-term investments increased by $1.2 million during the fourth quarter to $45.4 million as of December 31, 2003. Deferred revenue increased by $1.7 million to $25.9 million as of December 31, 2003. Days sales outstanding (DSO) improved to 68 days in the fourth quarter of 2003 compared to 69 days at the end of the third quarter of 2003 and 81 days at the end of 2002, an improvement of 13 days.
    "Our fourth quarter, in which we posted another quarter of sequential license revenue improvement, provided a solid close to 2003 for Actuate," said Pete Cittadini, Actuate's president and chief executive officer. "Actuate continued to make strategic investments, deliver innovative products and enhance our strategy to build the foundation for our growth in the coming years. During the year, we shipped the industry's first unified Enterprise Reporting Application platform with Actuate 7 and made a key acquisition of Nimble Technology that will significantly enhance data integration and access capabilities. Our focus on Global 9000 companies is gaining traction around the world."
    "In 2004, we will continue to highlight Enterprise Reporting Applications adopted by 100% of users that improve corporate performance. Enterprise reporting is now a hot market with several competitors introducing new products or making acquisitions to enter the category during 2003. Actuate has been the leader in enterprise reporting ever since we shipped our first product and coined the term in 1995. Our customers tell us that 100% adoption of decision making information is our key competitive advantage and we will continue to exploit our lead in the enterprise reporting market to drive further penetration into the Global 9000 by delivering substantial value to our customers and partners in 2004 and beyond."

    Significant Q4 highlights for Actuate included the following:

    -- Added over 100 new customers, 17 of which are Global 9000 corporations;

    --  Received 65 orders greater than $100,000;

    --  Recorded one transaction greater than $1.0 million;

    -- Recorded a 3% increase in license revenues over Q3 2003, the third consecutive sequential increase;

    --  Third consecutive quarter of increasing international revenue;

    --  Increased deferred revenue by $1.7 million over Q3 2003;

    -- Days sales outstanding decreased to 68 days, a decrease of one day over Q3 2003.

    In fiscal year 2003, Actuate's achievements included the following:

    -- Released Actuate 7, the industry's first unified Enterprise Reporting Application platform;

    -- Acquired over 400 new customers, bringing our installed base to over 2,700 customers worldwide;

    --  Acquired Nimble Technology;

    -- Recorded eight transactions over $1 million, compared with five in fiscal year 2002;

    --  Established Actuate China;

    --  Generated over $4 million in cash flow from operations;

    -- Decreased days sales outstanding 13 days from December 31, 2002.

    During the fourth quarter of 2003, Actuate closed over 100 new customers within its sales channels, continuing an expansion of the company's installed base across a wide variety of industry segments, particularly manufacturing, financial services and health care. New customers added in the fourth quarter included, among others, Aegon USA, British Airways, CMA Consulting Services, Chicago Mercantile Exchange, Coop Sverige, DaimlerChrysler Aerospace, Domtar, Federal Reserve Bank of Philadelphia, Fujitsu General, HSBC Bank, Hitachi High-Technologies, Laboratory Corporation of America, Pinnacle West Capital, Pioneer Hi-Bred International, PPG Industries, ThyssenKrupp Automotive and the University of Illinois.
    In the fourth quarter, Actuate received significant repeat orders from American Express, Amkor Technology, Axeda Systems, British Telecom, Carlson Companies, CIBC Strategic Sourcing, Citigroup, Deutsche Bank, IBM Global Services, IMPAC Funding Corporation, Language Line, Lifetouch NSS, MetLife, Nordstrom, Trane, Travelers Express, Union Bank of California and Wachovia, among others.
    The non-GAAP financial measures discussed in the text of this press release and accompanying non-GAAP supplemental information represent financial measures used by Actuate's management to evaluate the operating performance of the Company and to conduct its business operations. These non-GAAP results differ from GAAP by excluding, net of associated taxes, the non-cash charge associated with the amortization of intangibles relating to acquisitions, and purchased in-process research and development costs, as well as certain legal and accounting fees incurred during fiscal year 2003. It is management's belief that these items are not indicative of ongoing operations and as a result, non-GAAP financial measures that exclude such items provide additional insight for investors in evaluating the Company's financial and operational performance. However, these non-GAAP financial measures are not intended to be an alternative to financial measures prepared in accordance with GAAP. Pursuant to the requirements of SEC Regulation G, a detailed reconciliation between the Company's GAAP and non-GAAP financial results is provided in this press release and investors are advised to carefully review and consider this information as well as the GAAP financial results that are disclosed in the Company's SEC filings. Additionally, the non-GAAP reconciliation will be available in the investor relations section of Actuate's website at www.actuate.com.

    Conference Call Information

    Actuate will be holding a conference call at 2:00 p.m. Pacific Time, today, January 29, 2004 to discuss fourth quarter and fiscal year 2003 results. The dial-in number for the call is 973-528-0008. The conference call will be simultaneously broadcast live in the Investor Relations section of Actuate's web site at www.actuate.com and will be available as an archived replay at the same location until approximately February 12, 2004.

    About Actuate Corporation

    Actuate Corporation is the world leader in Enterprise Reporting Applications that ensure 100% adoption by users. Actuate's Enterprise Reporting Application Platform is the foundation on which Global 9000 organizations (companies with annual revenues greater than $1 billion) and packaged application software vendors develop intuitive, Web portal-like reporting and analytic applications that empower 100% of users with decision-making information. These applications are deployed inside and outside the firewall to improve corporate performance across a range of business functions including financial management, sales, human resource management, and customer self-service. When tested against other business intelligence products, Actuate's Enterprise Reporting Application Platform has been proven to offer industry-leading scalability and the lowest Total Cost of Ownership. Actuate has over 2,700 customers globally in a range of industries including financial services, pharmaceuticals, insurance, and distribution services, as well as the government sector.
    Founded in 1993, Actuate has headquarters in South San Francisco, Calif., and has offices worldwide. Actuate is listed on the NASDAQ exchange under the symbol ACTU. For more information on Actuate, visit the company's Web site at www.actuate.com.

    The statements contained in this release that are not purely historical are forward looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, including statements regarding Actuate's expectations, beliefs, hopes, intentions or strategies regarding the future. All forward-looking statements in this release are based upon information available to Actuate as of the date hereof, and Actuate disclaims any obligation to update or revise any such forward-looking statements based on changes in expectations or the circumstances or conditions on which such expectations may be based. Actual results could differ materially from Actuate's current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the general spending environment for information technology products and services in general and Enterprise Reporting Application software in particular, quarterly fluctuations in our revenues and other operating results, our ability to expand our international operations, our ability to successfully compete against current and future competitors, the impact of future acquisitions on the company's financial and/or operating condition, the ability to increase revenues through our indirect channels, general economic and geopolitical uncertainties and other risk factors that are discussed in Actuate's Securities and Exchange Commission filings, specifically Actuate's 2002 Annual Report on Form 10-K filed on March 28, 2003 and Quarterly Report on Form 10-Q filed on November 17, 2003.

    Actuate and the Actuate logo are registered trademarks of Actuate Corporation and/or its affiliates in the U.S. and certain other countries. All other brands, names or trademarks mentioned may be trademarks of their respective owners.




                          ACTUATE CORPORATION
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                            (in thousands)

                                                   Dec. 31,  Dec. 31,
                                                     2003      2002
                                                   --------- ---------

        ASSETS
Current assets:
  Cash and cash equivalents                        $ 45,439  $ 44,867
  Accounts receivable, net                           20,208    23,979
  Other current assets                                2,599     3,659
                                                   --------- ---------
Total current assets                                 68,246    72,505
Property and equipment, net                           5,097     6,204
Goodwill and other intangibles, net                  26,525    26,146
Deferred income taxes                                     -     2,140
Other assets                                          1,538     1,441
                                                   --------- ---------
                                                   $101,406  $108,436
                                                   ========= =========

        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                 $  2,758  $  3,071
  Current portion of restructuring liabilities        2,198     3,481
  Accrued compensation                                4,402     4,947
  Other accrued liabilities                           4,772     6,909
  Income taxes payable                                1,241       950
  Deferred revenue                                   25,790    23,273
                                                   --------- ---------
Total current liabilities                            41,161    42,631
                                                   --------- ---------

Restructuring liabilities, net of current portion    15,064    17,382

Stockholders' equity                                 45,181    48,423
                                                   --------- ---------
                                                   $101,406  $108,436
                                                   ========= =========



                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF OPERATIONS
                 (in thousands, except per share data)
                              (unaudited)

                                 Three Months         Twelve Months
                                    Ended                Ended
                                  December 31          December 31
                              -------------------  -------------------
                                 2003      2002       2003      2002
                              --------- ---------  --------- ---------
Revenues:
 License fees                 $ 12,621  $ 14,217   $ 47,598  $ 58,280
 Services                       14,798    13,079     56,857    50,884
                              --------- ---------  --------- ---------
Total revenues                  27,419    27,296    104,455   109,164
                              --------- ---------  --------- ---------

Costs and expenses:
 Cost of license fees            1,055       676      3,140     2,824
 Cost of services                6,200     5,503     23,648    23,936
 Sales and marketing            11,483    11,085     45,769    46,550
 Research and development        4,901     4,433     18,732    18,576
 General and administrative      2,648     3,853     12,220    12,724
 Amortization of other
  intangibles                      284       770      2,021     3,082
 Purchased in-process research
  and development                    -         -        600         -
 Restructuring charges               -       913          -    27,136
                              --------- ---------  --------- ---------
Total costs and expenses        26,571    27,233    106,130   134,828
                              --------- ---------  --------- ---------
Income (loss) from operations      848        63     (1,675)  (25,664)
Interest and other income, net     281       193        720       769
                              --------- ---------  --------- ---------
Income (loss) before income
 taxes                           1,129       256       (955)  (24,895)
Provision (benefit) for income
 taxes                           2,284      (456)     3,542       576
                              --------- ---------  --------- ---------
Net (loss) income             $ (1,155) $    712   $ (4,497) $(25,471)
                              ========= =========  ========= =========

Basic net (loss) income per
 share                        $  (0.02) $   0.01   $  (0.07) $  (0.42)
                              ========= =========  ========= =========

Shares used in basic per share
 calculation                    61,391    59,683     60,766    60,141
                              ========= =========  ========= =========

Diluted net (loss) income per
 share                        $  (0.02) $   0.01   $  (0.07) $  (0.42)
                              ========= =========  ========= =========

Shares used in diluted per
 share calculation              61,391    60,092     60,766    60,141
                              ========= =========  ========= =========



                          ACTUATE CORPORATION
                   NON-GAAP SUPPLEMENTAL INFORMATION
                 (in thousands, except per share data)
                              (unaudited)

                                  Three Months        Twelve Months
                                     Ended               Ended
                                   December 31         December 31
                               ------------------- -------------------
                                  2003      2002      2003      2002
                               --------- --------- --------- ---------
Supplemental information:
  Net (loss) income             $(1,155)     $712   $(4,497) $(25,471)
Add back charges:
  Amortization of other
   intangibles relating to
   acquisitions                     796       996     3,326     3,985
  Purchased in-process research
   and development                    -         -       600         -
  Certain legal and accounting
   fees (1)                           -     1,351     2,441     1,665
  Idle facility expense               -         -         -     1,760
  Restructuring charges               -       913         -    27,136
                               --------- --------- --------- ---------
Total add back charges              796     3,260     6,367    34,546
                               --------- --------- --------- ---------

Adjustment for income taxes (2)   1,563    (1,775)    1,514    (3,043)
                               --------- --------- --------- ---------
Non-GAAP net income            $  1,204  $  2,197  $  3,384  $  6,032
                               ========= ========= ========= =========

Non-GAAP basic net income per
 share                         $   0.02  $   0.04  $   0.06  $   0.10
                               ========= ========= ========= =========

Shares used in basic per share
 calculation                     61,391    59,683    60,766    60,141
                               ========= ========= ========= =========

Non-GAAP diluted net income per
 share                         $   0.02  $   0.04  $   0.05  $   0.10
                               ========= ========= ========= =========

Shares used in diluted per
 share calculation               65,494    60,092    63,415    61,924
                               ========= ========= ========= =========

(1) Legal costs related to the litigation with MicroStrategy, Incorporated and nonrecurring accounting fees related to the special review of unauthorized license agreements during the twelve months ended December 31, 2003.

(2) The provision for income taxes used in arriving at the non-GAAP net income for all of the periods presented was computed using an income tax rate of 37.5%. The amount of provision for income taxes used in arriving at the non-GAAP net income does not reflect the actual or future expected provision for income taxes.



                          ACTUATE CORPORATION
                 CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (in thousands)
                              (unaudited)
                                                     Twelve Months
                                                         Ended
                                                      December 31
                                                  -------------------
                                                     2003      2002
                                                  --------- ---------
Operating activities
  Net loss                                        $ (4,497) $(25,471)
  Adjustments to reconcile net loss to net cash
   from operating activities:
    Amortization of deferred compensation               41       158
    Amortization of other intangibles                3,187     3,985
    Depreciation                                     3,020     4,348
    Purchased in-process research and development      600         -
    Restructuring charges                                -     3,382
    Tax benefit from exercise of stock options         163     2,265
  Changes in operating assets and liabilities:
    Accounts receivable                              3,776     4,891
    Other current assets                             1,308       592
    Deferred income taxes                            2,140    (2,140)
    Accounts payable                                (1,319)     (550)
    Accrued compensation                            (1,197)   (1,029)
    Other accrued liabilities                       (2,137)   (2,204)
    Income taxes payable                               291     1,175
    Deferred tax liabilities                             -    (1,461)
    Restructuring liabilities                       (3,601)   20,863
    Deferred revenue                                 2,517      (705)
                                                  --------- ---------
Net cash provided by operating activities            4,292     8,099
                                                  --------- ---------

Investing activities
   Purchases of property and equipment              (1,658)   (1,547)
   Proceeds from maturity of short-term
    investments                                     41,239    24,886
   Purchases of short-term investments             (56,472)  (40,995)
   Acquisition of Nimble Technology, net of cash
    assumed                                         (3,016)        -
   Final purchase price payment in connection with
    Open Software
     Technology acquisition                              -    (2,033)
   Net change in other assets                          (97)      147
                                                  --------- ---------
Net cash used in investing activities              (20,004)  (19,542)
                                                  --------- ---------

Financing activities
    Proceeds from issuance of common stock           4,106     4,541
    Stock repurchases                               (2,962)   (4,161)
                                                  --------- ---------
Net cash provided by financing activities            1,144       380
                                                  --------- ---------
Net decrease in cash and cash equivalents          (14,568)  (11,063)
Effect of exchange rate on cash                        (77)       (2)
Cash and cash equivalents at the beginning of the
 period                                             23,595    34,660
                                                  --------- ---------
Cash and cash equivalents at the end of the period  $8,950   $23,595
                                                  ========= =========




    CONTACT: Actuate Corporation
             Keren Ackerman, 650-837-4545
             kackerman@actuate.com